                                                                      EXHIBIT 11


                   SUMMIT SECURITIES, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                            Year ended September 30,
                           -------------------------------------------------------------
                              1998         1997         1996         1995        1994
                           ----------   -----------  -----------  ----------  ----------

Earnings:
 Net income                $2,524,027   $1,851,240   $1,244,522   $ 587,559    $264,879
 Preferred dividends         (498,533)    (446,560)    (333,606)   (309,061)     (2,930)
                           ----------   ----------   ----------   ---------    --------
Net income available to
 common stockholders       $2,025,494   $1,404,680   $  910,916   $ 278,498    $261,949
                           ==========   ==========   ==========   =========    ========
Weighted average number
 of common shares
 outstanding                   10,000       10,000       10,000      10,000      19,445
                           ==========   ==========   ==========   =========    ========
Net income per common
 share                     $   202.55   $   140.47   $    91.09   $   27.85    $  13.47
                           ==========   ==========   ==========   =========    ========
